Exhibit 5.1

[Gunster, Yoakley & Stewart, P.A. Letterhead]

June 2, 2016

Sensus Healthcare, Inc.

851 Broken Sound Pkwy., NW #215

Boca Raton, Florida 33487

Re:	Sensus Healthcare, Inc. – 462(b) Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Sensus Healthcare, Inc., a Delaware corporation (the “Registrant”), in connection with the preparation and filing of a registration statement with the Securities and Exchange Commission (the “Commission”) on Form S-1, initially filed on February 10, 2016, as thereafter amended (the “Original Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), and the filing of a registration statement on Form S-1 filed pursuant to Rule 462(b) under the Securities Act, initially filed on June 2, 2016 (the “462(b) Registration Statement”), registering (i) an additional $71,875 worth of units (the “Additional Units”) of the Registrant, each representing one authorized but unissued share of common stock of the Registrant, par value $0.01 per share (“Common Stock”), and a warrant to purchase one share of Common Stock, (ii) all shares of Common Stock that may be issued as part of the Additional Units, (iii) all warrants that may be issued as part of the Additional Units (collectively, the “Additional Warrants”), and (iv) all shares of Common Stock underlying the Additional Warrants (altogether, the “Additional Public Securities”).

We do not express any opinion herein as to any laws other than the laws of the State of New York and the provisions of the Delaware General Corporation Law (the “DGCL”) that are applicable to our opinion set forth below. Except as described above, we have neither examined nor do we express any opinion with respect to Delaware law. Without limiting the foregoing, we express no opinion on Delaware contracts law or on general principles of equity, considerations of public policy, judicial discretion or other considerations which may affect the application of the DGCL to specific facts.

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Registrant, and others.

Sensus Healthcare, Inc.

June 2, 2016

Opinions

Based upon and subject to the foregoing, and subject to the limitations, qualifications and assumptions set forth in this opinion letter, as of the date hereof, when the (i) the 462(b) Registration Statement has become effective under the Securities Act and (ii) Public Securities have been issued, delivered and paid for in accordance with the terms and conditions set forth in the Underwriting Agreement, as described in the Original Registration Statement, it is our opinion that:

1. The Additional Units have been duly authorized by the Registrant and when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will represent the valid and binding obligations of the Registrant, enforceable against the Registrant in accordance with their terms (subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors or secured parties generally and to the exercise of judicial discretion in accordance with the general principles of equity, whether applied by a court of law or equity).

2. The shares of Common Stock issued as part of, or underlying any of, the Additional Public Securities have been duly authorized by the Registrant and, when issued and delivered in accordance with the terms of the Underwriting Agreement and/or the Warrants, as applicable, will be validly issued, fully paid and nonassessable.

3. The Additional Warrants have been duly authorized by the Registrant, and when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will represent the valid and binding obligations of the Registrant, enforceable against the Registrant in accordance with their terms (subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors or secured parties generally and to the exercise of judicial discretion in accordance with the general principles of equity, whether applied by a court of law or equity).

Nothing contained in this opinion letter shall be deemed to be an opinion other than as set forth in the immediately preceding paragraphs 1, 2 and 3.

Limitations and Qualifications

Our opinions set forth in this opinion letter are based upon the facts in existence and the laws, statutes, rules, regulations and judicial decisions (collectively, “Laws”) in effect on the date hereof, and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or Laws come to our attention after the delivery hereof.

The opinions set forth in this opinion letter are limited to matters expressly set forth herein and no opinion is to be implied or may be inferred beyond the matters expressly stated herein. We have assumed no obligation to advise you beyond the opinions specifically expressed herein. Except as provided in the next paragraph, this opinion letter may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our written consent.

Sensus Healthcare, Inc.

June 2, 2016

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the 462(b) Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the use of our name therein and in the Original Registration Statement under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Respectfully submitted,

/s/ GUNSTER, YOAKLEY & STEWART, P.A.
GUNSTER, YOAKLEY & STEWART, P.A.